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                                                                     Exhibit 5.1

May 13, 2002


Airborne, Inc.
3101 Western Avenue
Seattle, Washington 98111

Ladies and Gentlemen:

We have acted as counsel for (i) Airborne, Inc., a Delaware corporation (the "Company"), and (ii) Airborne Express, Inc., a Delaware corporation, ABX Air, Inc., a Delaware corporation, Sky Courier, Inc., a Delaware corporation, Wilmington Air Park, Inc., an Ohio corporation, Airborne FTZ, Inc., an Ohio corporation, Aviation Fuel, Inc., an Ohio corporation, and Sound Suppression, Inc., an Ohio corporation, each a direct or indirect wholly owned subsidiary of the Company (collectively, the "Guarantors"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the resale by certain selling security holders of up to $150,000,000 aggregate principal amount of 5.75% Convertible Senior Notes due April 1, 2007 ("the Notes"), an indeterminate number of shares of common stock, par value $1.00 (the "Common Stock"), of the Company, issuable upon conversion of the Notes (the "Conversion Shares"), and the guarantees by the Guarantors of the Notes (the "Guarantees"). The Notes were issued under an Indenture (the "Indenture") dated as of March 25, 2002 among the Company, the Guarantors and The Bank of New York (the "Trustee").

The Notes were initially sold by the Company in reliance on Section 4(2) of the Act and may be resold or delivered from time to time as set forth in the Registration Statement, any amendment thereto and the prospectus contained therein (the "Prospectus") pursuant to Rule 415 under the Act.

We have examined the Registration Statement, the Indenture, the global note evidencing the Notes and a form of certificate for the Common Stock, copies of which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents

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Airborne, Inc.
May 13, 2002
Page 2

submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. The Notes have been duly authorized, executed and issued by the Company and, assuming that they have been duly authenticated by the Trustee, constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Conversion Shares have been duly authorized and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

3. The Guarantees have been duly authorized, executed and issued by the respective Guarantors and, assuming due authentication of the Notes by the Trustee, constitute valid and legally binding obligations of the respective Guarantors enforceable against the respective Guarantors in accordance with their terms.

Our opinions set forth in paragraphs 1 and 3 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We are members of the Bars of the State of Washington and the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the law of the State of Washington and the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Riddell Williams P.S.

RIDDELL WILLIAMS P.S.